Exhibit 99.1

Starbucks Contact, Investor Relations:	Starbucks Contact, Media:
JoAnn DeGrande	Valerie O’Neil
206-318-7118	206-318-7100
investorrelations@starbucks.com	press@starbucks.com
Starbucks Reports First Quarter Fiscal 2008 Results
Revenue and EPS Growth Continues in Challenging Operating Environment
Sharpens Focus on Strategic Initiatives
U.S. Business Slows Pace of FY08 Store Openings: Reduced by 34 Percent from FY07
International Segment Delivers Strong Revenue and Operating Income
Fiscal First Quarter 2008 Highlights:
•	Consolidated net revenues of $2.8 billion, a 17 percent increase from Q1 of 2007

•	Operating margin contracted 160 basis points to 12.0 percent

•	Earnings per share of $0.28, compared to $0.26 per share in Q1 of 2007

•	Comparable store sales growth of one percent
SEATTLE; January 30, 2008 — Starbucks Corporation (NASDAQ: SBUX) today announced financial results for its fiscal first quarter ended December 30, 2007. Consolidated net revenues increased 17 percent to $2.8 billion for the first quarter of 2008, compared to $2.4 billion for the first quarter of 2007. For the 13-week period ended December 30, 2007, net earnings totaled $208.1 million versus $205.0 million for the same period a year ago, a two percent increase. The slight increase in net income includes the negative impact of incremental interest expense as a result of the company’s inaugural senior notes offering during the fourth quarter of fiscal 2007. Earnings per share for the quarter rose eight percent to $0.28 from $0.26 in the prior year period.
“Over the coming months, our management team will focus on building a long-term model to realize our transformation agenda, and drive long-term shareholder value,” said Howard Schultz, chairman, president and ceo. “We will do that by being laser focused on delivering what our customers want and expect, and providing our partners with the tools to help them exceed our customers’ expectations. Our actions will dramatically change the business, which will enable us to offer a renewed Starbucks Experience to our customers, while systematically building the foundation for strong, sustainable growth in fiscal 2009 and beyond.”
Schultz continued, “With a keen discipline around execution and profitability, we have already slowed the pace of store growth in the U.S. to approximately 1,175 stores for this fiscal year, down from a revised target of 1,600 stores, and increased the store opening target in International markets to approximately 975 stores. By reducing the number of openings, we expect to optimize our resources and potentially reduce cannibalization of our existing stores.”
Schultz went on to say, “We will unveil additional details of our transformation plan, including bold innovations that will reassert our coffee leadership, redefine the in-store experience and introduce core brand-building initiatives, on March 19, 2008,
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at the company’s Annual Meeting of Shareholders. Given all the work underway, we view 2008 as a year of refocus and renewal for Starbucks.”
The company said that in light of the ongoing implementation of its transformation agenda, and the continued macroeconomic weakness, it expects low double digit EPS expansion for this fiscal year. “We are confident that our actions will get us back on track in redefining the customer experience and further expanding the differentiation between us and others in the coffee business,” commented Schultz. “In addition, when Starbucks reports second quarter fiscal 2008 results on April 30, 2008, we plan to provide longer-term financial targets by which we and the financial community can measure our performance as we grow our business.”
In line with its announcement on January 7, 2008, Starbucks has reduced its fiscal 2008 global net new store opening target to approximately 2,150 stores, down from an adjusted 2,500 net new stores. This includes the closure of around 100 underperforming stores in the U.S. and the opening of approximately 75 additional net new stores in International markets. Net new store openings are expected to be approximately 650 company-operated locations and 525 licensed in the United States and approximately 975 stores in international markets. For 2009, Starbucks plans to open more than 1,000 stores internationally and less than 1,000 locations in the United States, approximately 500 of which will be company-operated stores.
Continued Solid Revenue Growth
The 17 percent growth in consolidated net revenues in the first quarter 2008 was primarily driven by the U.S. business, which contributed 77 percent of total net revenue. For the quarter, U.S. total net revenues increased by $266.3 million, or 14 percent, to $2.1 billion driven by the opening of 1,077 company-operated retail stores in the last 12 months. International total net revenues expanded 33 percent, or $135.7 million, to $540.8 million for the 13 weeks ended December 30, 2007 as the company continued to expand and strengthen its store presence in its 42 existing markets outside the U.S. The increase in International total net revenues resulted primarily from opening 285 new company-operated retail stores in the last 12 months, favorable foreign currency exchange for the Canadian dollar and the British pound sterling, and comparable store sales growth of five percent. For the Global Consumer Products Group (CPG), total net revenues increased by $9.9 million, or 11 percent, to $100.6 million for the first quarter fiscal 2008, primarily due to increased royalties and product sales in the international ready-to-drink business.
Consolidated company-operated retail revenues increased 17 percent to $2.4 billion in first quarter 2008, from $2.0 billion for the same period in fiscal 2007, primarily driven by new store openings in the U.S. and international markets. For the first quarter of fiscal 2008, United States company-operated retail revenues increased 14 percent to $1.9 billion, while International company-operated retail revenues increased 33 percent to $461.2 million in the period.
In the last 12 months, 1,362 new company-operated retail stores were opened, an increase of 16 percent over openings in the previous 12-month period. Company-operated store openings in the last 12 months were comprised of 1,077 in the U.S. and 285 in International markets.
Consolidated comparable store sales grew one percent in the first quarter, which included a two percent increase in the average value per transaction and a one percent transaction decline. The softness in consolidated comparable store sales growth was driven by the U.S. business. For the first quarter, U.S. comparable store sales contracted one percent, due to a three percent decline in transactions partially offset by a two percent rise in the average value per transaction, which included the impact of a price increase taken in late July 2007. The International segment continued to show strength, with comparable store sales growth for the first quarter of five percent, with a three percent increase in transactions and a two percent increase in the average value per transaction.
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Specialty revenues in the first quarter 2008 increased 19 percent to $416.1 million, driven by licensing revenues, which increased 20 percent to $304.8 million. The growth in licensing revenues resulted from higher product sales and royalty revenues from the opening of 1,226 new licensed retail stores in the last 12 months, 690 of which were in the U.S. and 536 in International markets, and 11 percent revenue growth in the CPG segment, primarily due to increased royalties and product sales in the international ready-to-drink business.
Leveraging G&A Amid Higher Cost Environment
Cost of sales including occupancy costs increased 110 basis points to 42.9 percent of total net revenues for the 13 weeks ended December 30, 2007, compared to 41.8 percent in the corresponding period in fiscal 2007. The increase was primarily due to increased dairy costs and a shift in sales to higher cost products.
Store operating expenses as a percentage of related company-operated retail revenues increased 90 basis points to 39.4 percent in the first quarter 2008, from 38.5 percent for the prior year period. The increase was primarily due to higher payroll expenditures as a percentage of revenues in the U.S. segment, driven by softer sales from U.S. company-operated stores and wage increases, partially offset by the impact of labor optimization initiatives in the stores.
Other operating expenses (expenses associated with the company’s specialty operations) rose 30 basis points to 20.6 percent of related total specialty revenues for the 13 weeks ended December 30, 2007, compared to 20.3 percent for the same period a year ago. The increase in expense was primarily due to higher international payroll-related expenditures as a percentage of related revenues in support of the continued expansion of the segment into new and existing markets.
General and administrative expenses as a percentage of total net revenues improved 50 basis points to 4.5 percent for the first quarter 2008, from 5.0 percent for the corresponding period of fiscal 2007. The company continues to focus on leveraging its scale and infrastructure, as well as implementing systematic changes that are expected to better position Starbucks back-end infrastructure to deliver more efficient service to the field.
Operating Income Impacted By Higher Costs in U.S. Business
Consolidated operating income increased four percent to $333.1 million for the 13 weeks ended December 30, 2007. Operating margin contracted 160 basis points to 12.0 percent of total net revenues in the first quarter, from 13.6 percent for the same period a year ago. Higher cost of sales including occupancy costs and store operating expenses as a percentage of total net revenues were only partially offset by lower general and administrative expenses as a percentage of revenues.
For first quarter fiscal 2008, United States operating income declined by four percent to $310.9 million. Operating margin contracted 290 basis points to 14.6 percent of related revenues from 17.5 percent in the corresponding period of fiscal 2007. The decrease was driven by higher cost of sales including occupancy costs and higher store operating expenses as a percentage of total net revenues, partially offset by lower general and administrative expenses as a percentage of revenues. Higher dairy costs contributed approximately 100 basis points to the decline.
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International operating income grew 63 percent to $54.1 million for the first quarter 2008. Operating margin increased 180 basis points to 10.0 percent of related revenues from 8.2 percent in the first quarter of fiscal 2007. The primary reasons for this improvement were lower cost of sales including occupancy costs partially due to lower leasing costs in the United Kingdom and improved leverage on store operating expenses overall.
Operating income for the CPG segment increased to $50.6 million for the 13 weeks ended December 30, 2007, a 22 percent increase over first quarter 2007. Operating margin increased to 50.3 percent of related revenues from 45.9 percent for the prior year period, primarily due to a decrease in the cost of sales expense as a percentage of revenues.
Capital Structure Aligned With Strategy
For the 13 weeks ended December 30, 2007, net cash flow from operating activities totaled $807.6 million, compared to $678.4 million in the same period a year ago.
During the first quarter, the company repurchased a total of 12.2 million shares at a cost of $295 million, and had 1.3 million shares remaining available for repurchase under the authorization in place at the end of the period. On January 29, 2008, Starbucks Board of Directors authorized the repurchase of up to 5 million additional shares of the company’s common stock.
Comments on Recent Test of $1 Brewed Coffee Short Cup
In response to recent inquiries about the test of $1 brewed coffee short cup, the company commented that Starbucks is built on premium coffee and a premium experience. Schultz observed, “Similar to other leading global consumer brands, we believe there are opportunities to create segmentation, provide an entry point for new customers, and generate trial in a way that will also maintain the value of the core brand proposition we offer. It also recognizes the economic pressures our customers are under. We intend to reaffirm our position as the coffee authority and maintain our leadership position while broadening our appeal. But this offering is just a test, and we will be listening intently to customer feedback, as well as evaluating whether such a product advances our business objectives, elevates further the premium coffee experience, and creates value for us.”
Conference Call
Starbucks will be holding a conference call today at 2:00 p.m. PST, which will be hosted by Howard Schultz, chairman, president and ceo, Martin Coles, chief operating officer, and Pete Bocian, executive vice president and chief financial officer. The call will be broadcast live over the Internet and can be accessed at the company’s web site address of http://investor.starbucks.com. A replay of the call will be available via telephone through 5:30 p.m. PST on Wednesday, February 6, 2008, by calling 1-800-642-1687, reservation number 22248459. A posting of speaker remarks and a replay of the call will also be available via the Investor Relations page on Starbucks.com through approximately 5:00 p.m. PST on Friday, February 29, 2008, at the following URL: http://investor.starbucks.com.
The company’s consolidated statements of earnings, operating segment results, and other additional information have been provided on the following pages in accordance with current year classifications. This information should be reviewed in conjunction with this press release. Please refer to the company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 for additional information.
About Starbucks
Starbucks Coffee Company provides an uplifting experience that enriches people’s lives one moment, one human being, one extraordinary cup of coffee at a time. To share in the experience, visit www.starbucks.com.
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Forward-Looking Statements
This release includes forward-looking statements about certain company initiatives and plans, as well as trends in or expectations regarding net new store openings, capital expenditures and earnings per share. These forward-looking statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors including, but not limited to, coffee, dairy and other raw material prices and availability, successful execution of internal plans and initiatives, fluctuations in U.S. and international economies and currencies, the impact of competition, the effect of legal proceedings, and other risks detailed in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of Starbucks Annual Report on Form 10-K for the fiscal year ended September 30, 2007. The company assumes no obligation to update any of these forward-looking statements.
STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	13 Weeks Ended			13 Weeks Ended
	Dec 30,	Dec 31,	%	Dec 30,	Dec 31,
	2007	2006	Change	2007	2006

	(in millions, except per share data)
				As a % of total net revenues

Net revenues:
Company-operated retail	$2,351.5	$2,006.8	17.2%	85.0%	85.2%
Specialty:
Licensing	304.8	253.9	20.0	11.0	10.8
Foodservice and other	111.3	95.0	17.2	4.0	4.0

Total specialty	416.1	348.9	19.3	15.0	14.8

Total net revenues	2,767.6	2,355.7	17.5	100.0	100.0

Cost of sales including occupancy costs	1,186.0	984.8	20.4	42.9	41.8
Store operating expenses (a)	927.3	772.0	20.1	33.5	32.8
Other operating expenses (b)	85.7	70.9	20.9	3.1	3.0
Depreciation and amortization expenses	133.2	110.2	20.9	4.8	4.7
General and administrative expenses	125.9	116.8	7.8	4.5	5.0

Subtotal operating expenses	2,458.1	2,054.7	19.6	88.8	87.2

Income from equity investees	23.6	18.7	26.2	0.9	0.8

Operating income	333.1	319.7	4.2	12.0	13.6

Interest income and other, net	10.7	13.5		0.4	0.6
Interest expense	(17.1)	(7.0)		(0.6)	(0.3)

Earnings before income taxes	326.7	326.2	0.2	11.8	13.8

Income taxes (c)	118.6	121.2		4.3	5.1

Net earnings	$208.1	$205.0	1.5	7.5%	8.7%

Net earnings per common share — diluted	$0.28	$0.26	7.7%

Weighted avg. shares outstanding — diluted	744.9	782.8

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 39.4 percent for the 13 weeks ended December 30, 2007, and 38.5 percent for the 13 weeks ended December 31, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 20.6 percent for the 13 weeks ended December 30, 2007, and 20.3 percent for the 13 weeks ended December 31, 2006.

(c)	The effective tax rates were 36.3 percent for the 13 weeks ended December 30, 2007, and 37.2 percent for the 13 weeks ended December 31, 2006.
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Segment Results
The tables below present reportable segment results net of intersegment eliminations (in millions):

United States
	Dec 30,	Dec 31,	%	Dec 30,	Dec 31,
	2007	2006	Change	2007	2006

13 Weeks Ended				As a % of U.S. total net revenues

Net revenues:
Company-operated retail	$1,890.3	$1,660.3	13.9%	88.9%	89.3%
Specialty:
Licensing	137.9	113.3	21.7	6.5	6.1
Foodservice and other	98.0	86.3	13.6	4.6	4.6

Total specialty	235.9	199.6	18.2	11.1	10.7

Total net revenues	2,126.2	1,859.9	14.3	100.0	100.0

Cost of sales including occupancy costs	872.9	731.1	19.4	41.1	39.3
Store operating expenses (a)	764.9	648.4	18.0	36.0	34.9
Other operating expenses (b)	59.0	52.2	13.0	2.8	2.8
Depreciation and amortization expenses	98.4	81.4	20.9	4.6	4.4
General and administrative expenses	20.5	21.7	(5.5)	1.0	1.2

Total operating expenses	1,815.7	1,534.8	18.3	85.4	82.5

Income from equity investees	0.4	—		—	—

Operating income	$310.9	$325.1	(4.4)%	14.6%	17.5%

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 40.5 percent for the 13 weeks ended December 30, 2007, and 39.1 percent for the 13 weeks ended December 31, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 25.0 percent for the 13 weeks ended December 30, 2007, and 26.2 percent for the 13 weeks ended December 31, 2006.
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International
	Dec 30,	Dec 31,	%	Dec 30,	Dec 31,
	2007	2006	Change	2007	2006

13 Weeks Ended				As a % of International total net revenues

Net revenues:
Company-operated retail	$461.2	$346.5	33.1%	85.3%	85.5%
Specialty:
Licensing	66.3	49.9	32.9	12.3	12.3
Foodservice and other	13.3	8.7	52.9	2.5	2.1

Total specialty	79.6	58.6	35.8	14.7	14.5

Total net revenues	540.8	405.1	33.5	100.0	100.0

Cost of sales including occupancy costs	260.0	200.1	29.9	48.1	49.4
Store operating expenses (a)	162.4	123.6	31.4	30.0	30.5
Other operating expenses (b)	20.8	14.1	47.5	3.8	3.5
Depreciation and amortization expenses	25.7	20.5	25.4	4.8	5.1
General and administrative expenses	29.9	21.7	37.8	5.5	5.4

Total operating expenses	498.8	380.0	31.3	92.2	93.8

Income from equity investees	12.1	8.0	51.3	2.2	2.0

Operating income	$54.1	$33.1	63.4%	10.0%	8.2%

(a)	As a percentage of related company-operated retail revenues, store operating expenses were 35.2 percent for the 13 weeks ended December 30, 2007, and 35.7 percent for the 13 weeks ended December 31, 2006.

(b)	As a percentage of related total specialty revenues, other operating expenses were 26.1 percent for the 13 weeks ended December 30, 2007, and 24.1 percent for the 13 weeks ended December 31, 2006.
Global Consumer Products Group (CPG)

	Dec 30,	Dec 31,	%	Dec 30,	Dec 31,
	2007	2006	Change	2007	2006

13 Weeks Ended				As a % of CPG total net revenues

Net revenues:
Specialty:
Licensing	$100.6	$90.7	10.9%	100.0%	100.0%

Total specialty	100.6	90.7	10.9	100.0	100.0

Cost of sales	53.1	53.6	(0.9)	52.8	59.1
Other operating expenses	5.9	4.6	28.3	5.9	5.1
General and administrative expenses	2.1	1.6	31.3	2.1	1.8

Total operating expenses	61.1	59.8	2.2	60.7	65.9

Income from equity investees	11.1	10.7	3.7	11.0	11.8

Operating income	$50.6	$41.6	21.6%	50.3%	45.9%

Unallocated Corporate

	Dec 30,	Dec 31,	%	Dec 30,	Dec 31,
	2007	2006	Change	2007	2006

13 Weeks Ended				As a % of total net revenues

Depreciation and amortization expenses	$9.1	$8.3	9.6%	0.3%	0.4%
General and administrative expenses	73.4	71.8	2.2	2.7	3.0

Operating loss	$(82.5)	$(80.1)	3.0%	(3.0)%	(3.4)%

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STARBUCKS CORPORATION
CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)
(unaudited)

	December 30,	September 30,
	2007	2007
ASSETS
Current assets:
Cash and cash equivalents	$349.3	$281.3
Short-term investments — available-for-sale securities	113.2	83.8
Short-term investments — trading securities	72.9	73.6
Accounts receivable, net	316.2	287.9
Inventories	580.9	691.7
Prepaid expenses and other current assets	144.7	148.8
Deferred income taxes, net	160.4	129.4

Total current assets	1,737.6	1,696.5

Long-term investments — available-for-sale securities	—	21.0
Equity and other investments	270.3	258.9
Property, plant and equipment, net	2,993.0	2,890.4
Other assets	247.0	219.4
Other intangible assets	42.4	42.1
Goodwill	216.1	215.6

TOTAL ASSETS	$5,506.4	$5,343.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Commercial paper and short-term borrowings	$529.5	$710.3
Accounts payable	340.8	390.8
Accrued compensation and related costs	341.9	332.3
Accrued occupancy costs	78.1	74.6
Accrued taxes	187.6	92.5
Other accrued expenses	261.8	257.4
Deferred revenue	512.7	296.9
Current portion of long-term debt	0.8	0.8

Total current liabilities	2,253.2	2,155.6

Long-term debt	550.0	550.1
Other long-term liabilities	450.0	354.1

Total liabilities	3,253.2	3,059.8

Shareholders’ equity:
Common stock ($0.001 par value) — authorized, 1,200 million shares; issued and outstanding, 727.6 and 738.3 million shares, respectively, (includes 3.4 common stock units in both periods)	0.7	0.7
Other additional paid-in-capital	39.4	39.4
Retained earnings	2,148.6	2,189.4
Accumulated other comprehensive income	64.5	54.6

Total shareholders’ equity	2,253.2	2,284.1

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,506.4	$5,343.9

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STARBUCKS CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	13 Weeks Ended
	Dec 30,	Dec 31,
	2007	2006
OPERATING ACTIVITIES:
Net earnings	$208.1	$205.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	139.9	116.1
Provision for impairments and asset disposals	4.9	3.5
Deferred income taxes, net	(22.1)	(21.3)
Equity in income of investees	(11.0)	(9.0)
Distributions from equity investees	9.2	18.8
Stock-based compensation	24.3	24.4
Tax benefit from exercise of stock options	1.1	3.4
Excess tax benefit from exercise of stock options	(3.0)	(29.6)
Net amortization of (discount)/premium on securities	(0.1)	0.2
Cash provided/(used) by changes in operating assets and liabilities:
Inventories	111.9	91.3
Accounts payable	(42.6)	(64.2)
Accrued taxes	124.6	109.8
Deferred revenue	215.6	191.2
Other operating assets and liabilities	46.8	38.8

Net cash provided by operating activities	807.6	678.4

INVESTING ACTIVITIES:
Purchase of available-for-sale securities	(41.9)	(148.4)
Maturity of available-for-sale securities	—	115.2
Sale of available-for-sale securities	33.8	—
Acquisitions, net of cash acquired	—	(47.3)
Net purchases of equity, other investments and other assets	(2.1)	(15.7)
Net additions to property, plant and equipment	(263.6)	(270.6)

Net cash used by investing activities	(273.8)	(366.8)

FINANCING ACTIVITIES:
Repayments of commercial paper	(21,910.3)	—
Proceeds from issuance of commercial paper	21,729.5	—
Repayments of short-term borrowings	—	(359.0)
Proceeds from short-term borrowings	—	24.0
Proceeds from issuance of common stock	21.6	65.5
Excess tax benefit from exercise of stock options	3.0	29.6
Principal payments on long-term debt	(0.2)	(0.2)
Repurchase of common stock	(311.3)	(115.2)

Net cash used by financing activities	(467.7)	(355.3)

Effect of exchange rate changes on cash and cash equivalents	1.9	2.0

Net increase/(decrease) in cash and cash equivalents	68.0	(41.7)
CASH AND CASH EQUIVALENTS:
Beginning of period	281.3	312.6

End of the period	$349.3	$270.9

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest, net of capitalized interest	$8.6	$8.3
Income taxes	$16.4	$40.6
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Fiscal First Quarter 2008 Store Data
The company’s store data for the periods presented are as follows:

	Net stores opened during the
	13 weeks ended		Stores open as of
	Dec 30,	Dec 31,	Dec 30,	Dec 31,
	2007	2006	2007	2006

United States:
Company-operated Stores	294	282	7,087	6,010
Licensed Stores	190	223	4,081	3,391

	484	505	11,168	9,401

International:
Company-operated Stores	84	76	1,796	1,511
Licensed Stores	177	147	2,792	2,256

	261	223	4,588	3,767

Total	745	728	15,756	13,168

© 2008 Starbucks Coffee Company. All rights reserved.
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